Exhibit 99.1

Net Income Up 60% in the Nine Months Ended November 30, 2004; Up 81% for Third
Quarter as Reported By ACR Group, Inc.

Company Sustains Earnings and Sales Momentum

          HOUSTON, Jan. 12 /PRNewswire-FirstCall/ -- ACR Group, Inc. (OTC Bulletin Board: ACRG), a leading wholesale distributor of air-conditioning, heating, and refrigeration equipment and supplies, today reported record operating results and sales for the nine months and quarter ended November 30, 2004, the third quarter of fiscal 2005.

          Net income for the nine-month period ended November 30, 2004 rose 60% to $3,812,000, or $0.35 per diluted share, from $2,387,000, or $0.22 per diluted share, for the nine-month period ended November 30, 2003.  The increase in income from fiscal 2004 to fiscal 2005 continues to be attributable to strong sales growth and gross margin improvement.  Each of the Company’s six business units, except for the Texas-based unit, generated operating income at least 60% greater than the previous year.  Unusually high rainfall and relatively mild temperatures from late spring through summer continued to adversely affect sales at the Texas-based unit.

          For the nine-month period ended November 30, 2004, the Company also reported sales of $156.9 million, an increase of 15% from sales of  $136.0 million for the nine-month period ended November 30, 2003.  Same-store sales in the first eleven months of calendar 2004 increased 14% over 2003, compared to a 5% increase in industry-wide product shipments during the same period based on data compiled by a leading industry trade association.  Same-store comparisons exclude four new branches opened since June 2003, two non-core business units that were sold in fiscal 2004, and a branch in Texas that was closed in fiscal 2004.

          Net income for the quarter ended November 30, 2004 increased 81% to $618,000, or $0.06 per diluted share, when compared with net income of $341,000, or $0.03 per diluted share, for the quarter ended November 30, 2003.  Same-store sales for the quarter increased 10% from 2003 to 2004, and consolidated sales increased 12%, to $47.3 million in 2004 from $42.2 million in 2003.  Third quarter sales growth was greatest in Colorado and Florida.  Although the hurricanes that hit Florida in early September negatively impacted business early in the quarter, sales recovered there during the last half of the quarter from the inception of renovation and reconstruction.  Gross margin in the third quarter increased from 21.6% in 2003 to 23.3% in 2004, as the Company took advantage of certain pricing and payment discount opportunities with its suppliers and continued to refine its customer pricing models.

          Commenting on the Company’s third quarter results, Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, stated, “Our third quarter results of operations exceeded our best previous third quarter by over 60%, as we again sustained the impressive sales and earnings momentum that we established last year.  Notably, the sales and earnings growth we have generated in this fiscal year has occurred without a significant contribution from our largest business unit, which is based in Texas.  We have, therefore, successfully diversified our business geographically to help insulate our business from unfavorable weather or economic conditions in a particular area of the country.  The Company also continues to benefit from the pace of business activity in the states where our business is concentrated.  Over 95% of our sales are in states that are among the 15 fast-growing states in the country.  Finally, our expanded credit facility that we closed at the beginning of the third quarter has paid immediate dividends, as the significant improvement in our gross margin percentage was attributable in large part to our ability to negotiate more favorable purchase and payment terms with our suppliers.”

          About ACR Group, Inc.
          ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration (“HVACR”) equipment and supplies.  The Company owns and operates 6 business units with 45 locations in 9 states.

          Statements in this news release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

(financial data to follow)

ACR GROUP, INC.
CONSOLIDATED RESULTS OF OPERATIONS
(in thousands of dollars, except per share amounts)

	Quarter Ended November 30,		Nine Months Ended November 30,

	2004	2003 (A)	2004	2003 (A)

Sales	$47,339	$42,187	$156,922	$136,047
Cost of sales	36,289	33,057	121,065	106,264
Gross profit	11,050	9,130	35,857	29,783
Selling, general and administrative expenses	9,745	8,194	28,653	24,709
Depreciation and amortization	227	231	700	744
Operating income	1,078	705	6,504	4,330
Interest expense	252	262	787	805
Interest derivative loss (gain)	4	21	(19)	41
Other non-operating (income)	(121)	(139)	(434)	(365)
Income before income taxes	943	561	6,170	3,849
Provision (benefit) for income taxes	325	220	2,358	1,462
Net income	$618	$341	$3,812	$2,387
Earnings per share:
Basic	$.06	$.03	$.36	$.22
Diluted	$.06	$.03	$.35	$.22
Average outstanding shares:
Basic	10,707	10,681	10,690	10,681
Diluted	11,030	10,681	10,846	10,681

(A) Restated

SOURCE  ACR Group, Inc.
          -0-                              01/12/2005
          /CONTACT:  Alex Trevino, Jr., President and CEO, or Tony Maresca, Sr. Vice President & CFO, both of ACR Group, Inc.,
 +1-713-780-8532/